Exhibit 99.1

To: All Urgently Employees

From: Matt Booth

Date/Time: March 13, 2026

Subject: A Transformational Moment for Urgently: Joining the Agero Family

Team,

Today marks a defining moment in Urgently’s journey. We have officially entered into an agreement for Agero to acquire Urgently.

For years, we have built a reputation as an innovative, data-driven disruptor in the roadside industry. Agero has long been a respected and scaled enterprise leader, and now, by bringing our companies together, we are creating something far more powerful than either organization could achieve alone. This is an opportunity to combine the strengths that have set us apart with the reach and operational depth that Agero has developed over decades.

Because Urgently is a publicly traded company, there is a structured and highly regulated process that governs the acquisition of our outstanding stock and the completion of the merger, which we expect to close in late May or early June. During this period, both companies will continue to operate as independent organizations.

Once finalized, the combined company will be privately-held. We’re looking forward to crafting the path forward with the Agero leadership team over the coming months.

Why This Matters for Our Future

This isn’t simply an acquisition. It’s a strategic acceleration of our mission and impact.

Deepened Service Network Priority:

By bringing Urgently’s platform together with Agero’s substantial volume, we become an even more critical partner to the service provider network, improving speed, access, and outcomes for the customers who rely on us.

Accelerated Innovation:

Our AI-driven technology, combined with Agero’s operational scale, establishes one of the strongest innovation engines in the roadside ecosystem. Together, we will push boundaries faster and elevate service experiences across the industry.

Strengthened Market Position & Stability:

In a rapidly shifting marketplace, joining forces positions us as a unified, resilient, platform-led leader and opens up opportunities for additional growth and contributions by our employees in the newly-combined company. This helps ensure that our continued ability to shape the future of roadside assistance.

What Happens Next

With the agreement now signed, we will begin collaborating with Agero to identify the best capabilities, technologies, and practices across both organizations. Importantly, we will continue operating independently during this time.

Once the transaction is finalized, we will move toward a thoughtful, phased integration designed to preserve the strengths that make Urgently unique.

For now, it remains business as usual. Your roles, responsibilities, and day-to-day work do not change.

Stay Connected

I know announcements like this can bring questions. The rest of the Urgently leadership team and I will be hosting an open Q&A session next week where we’ll answer as many questions as possible and will share more detail. You can continue sending advance questions in through our anonymous questions link here. While we don’t have all of the information today and won’t have it next week, we are committed to being transparent with you throughout this process.

I am incredibly proud of what this team has built, and I’m grateful for the innovation and resilience you all have brought to Urgently over the years. This next chapter is a continuation of our mission, backed by greater scale and opportunity.

Thank you for your dedication, your creativity, and your belief in Urgently. Let’s move forward, together, with optimism and momentum.

Best,

Matt

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Additional Information and Where to Find It

The tender offer has not yet commenced. This communication is for informational purposes only and does not constitute a recommendation with respect to the proposed tender offer, an offer to purchase, or a solicitation of an offer to sell any securities of the Company or any other entity, nor is it a substitute for any tender offer materials that Parent, Purchaser or the Company will file with the SEC. A solicitation and an offer to buy securities of the Company will be made only pursuant to an offer to purchase and related materials that Parent and Purchaser intend to file with the SEC. At the time the tender offer is commenced, Parent and Purchaser will file a Tender Offer Statement on Schedule TO with the SEC, and the Company thereafter will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE COMPANY’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. The offer to purchase, the related letter of transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement on Schedule 14D-9, will be sent to all stockholders of the Company at no expense to them. The Tender Offer Statement on Schedule TO, the Solicitation/Recommendation Statement on Schedule 14D-9 and other related documents will be made available for free at the SEC’s website at www.sec.gov. Investors and securityholders may also obtain, free of charge, the Solicitation/Recommendation Statement on Schedule 14D-9 and other related documents that the Company has filed with or furnished to the SEC under the “SEC Filings” section of the Company’s investor relations website at https://investors.geturgently.com/financials/sec-filings.

Forward-Looking Statements

This communication contains “forward-looking statements”. These statements relate to future events and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “could,” “expects,” “plans,” “anticipates,” “believes,” and similar expressions intended to identify forward-looking statements. These statements reflect the Company’s current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements include, without limitation, statements regarding the tender offer, the subsequent merger and other related matters, prospective performance and opportunities, post-closing operations and the outlook for the businesses of the Company and Parent; and any assumptions underlying any of the foregoing. The following are some of the factors that could cause actual future results to differ materially from those expressed in any forward-looking statements: (i) uncertainties as to the timing of the tender offer and the subsequent merger; (ii) the risk that the tender offer or the subsequent merger may not be completed in a timely manner or at all; (iii) uncertainties as to the percentage of the Company’s stockholders tendering their shares in the tender offer; (iv) the possibility that competing offers or acquisition proposals for the Company will be made; (v) the possibility that any or all of the various conditions to the consummation of the tender offer or the subsequent merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including in circumstances which would require the Company to pay a termination fee or other expenses; (vii) the effect of the announcement or pendency of the transactions contemplated by the Merger Agreement on the Company’s ability to retain and hire key personnel, its ability to maintain relationships with its customer partners and others with whom it does business, or its operating results and business generally; (viii) risks related to diverting management’s attention from the Company’s ongoing business operations; (ix) the risk that stockholder litigation in connection with the transactions contemplated by the Merger Agreement may result in significant costs of defense, indemnification and liability; and (x) other factors as set forth from time to time in the Company’s filings with the SEC, including its Form 10-K for the fiscal year ended December 31, 2024 which was filed with the SEC on March 14, 2025, as amended by the Annual Report on Form 10-K/A, which was filed with the SEC on April 17, 2025, and any subsequent Quarterly Reports on Form 10-Q.

Any forward-looking statements set forth in this communication speak only as of the date of this communication. The Company does not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof other than as required by law. You are cautioned not to place undue reliance on any forward-looking statements.